                                                            EXHIBIT 24(2)(r)(ii)

                                                                      APPENDIX B

                              GUIDANCE CAPITAL, LLC

                                 CODE OF ETHICS

                                       AND

                          STATEMENT OF INSIDER TRADING

                                TABLE OF CONTENTS

                                                                                                               Page
                                                                                                              -----
I.       STATEMENT OF GENERAL PRINCIPLES................................................................        B-2

         A.    Compliance with Applicable U.S. Legislation..............................................        B-2
         B.    General Principles.......................................................................        B-2
         C.    Definitions..............................................................................        B-3

II.      PRINCIPLES FOR DOING BUSINESS..................................................................        B-4

         A.    Confidentiality of Client Information....................................................        B-4
         B.    Conflicts of Interest....................................................................        B-4
         C.    Service as a Director....................................................................        B-4
         D.    Personal Fiduciary Appointments..........................................................        B-4
         E.    Service on Civic and Charitable Organizations............................................        B-4
         F.    Fees to Consultants and Agents...........................................................        B-4
         G.    Personal Benefits........................................................................        B-5
         H.    Personal Fees and Commissions............................................................        B-5
         I.    Dealings with Suppliers..................................................................        B-5
         J.    Borrowing................................................................................        B-5
         K.    Political Contributions..................................................................        B-5
         L.    Duty to Report Violations or Potential Conflicts of Interest.............................        B-5
         M.    Full Disclosure..........................................................................        B-5

III.     PERSONAL SECURITIES TRANSACTIONS...............................................................        B-5

         A.    Summary..................................................................................        B-5
         B.    Prohibited and Restricted Transactions...................................................        B-6
         C.    Compliance Procedures....................................................................        B-6

IV.      INSIDER TRADING................................................................................        B-8

         A.    Introduction.............................................................................        B-8
         B.    Policy...................................................................................        B-8
         C.    Elements of Insider Trading..............................................................        B-8
         D.    Penalties for Insider Trading............................................................        B-9
         E.    Procedures...............................................................................        B-9
         F.    Supervision..............................................................................       B-11

                              GUIDANCE CAPITAL, LLC

                               CODE OF ETHICS AND

                          STATEMENT OF INSIDER TRADING

I.       STATEMENT OF GENERAL PRINCIPLES

         A. Compliance with Applicable U.S. Legislation. As an investment adviser registered with the U.S. Securities and Exchange Commission ("SEC"), GUIDANCE CAPITAL, LLC. (the "Adviser") is subject to the provisions of the Investment Advisers Act of 1940 and the rules promulgated hereunder (the "Advisers Act"). Of particular note is Section 206 of the Advisers Act which provides, in part, that it is unlawful for any investment adviser:

                  1. to employ any device, scheme, or artifice to defraud any client or prospective client;

                  2. to engage in any transaction, practice, or course of business which operates as a fraud or deceit upon any client or prospective client; or

                  3. to engage in any act, practice, or course of business which is fraudulent, deceptive, or manipulative.

                  4. Employees (as defined in Section C of this Article 1) shall at all times comply with these and all other laws and regulations that may be applicable to the Adviser's business. In some instances, where such laws and regulations may be ambiguous and difficult to interpret, Employees should seek the advice of the Adviser's Chief Compliance Officer, who may seek the advice of outside counsel.

         B. General Principles. This Code of Ethics and Statement of Insider Trading ("Code") is based on the following principles:

                  1. The Adviser owes a fiduciary duty to all of its Clients (as defined in Section C of this Article 1) and, therefore, Employees must at all times place the interests of Clients ahead of their own.

                  2.       Access Persons (as defined in Section 3 of this
                           Article 1) must avoid any conduct that could create any actual or potential conflict of interest, and must ensure that their personal securities transactions do not in any way interfere with, or appear to take advantage of, the portfolio transactions undertaken on behalf of Clients.

                  3. Access Persons shall not take inappropriate advantage of their positions with the Adviser to secure personal benefits that would otherwise be unavailable to them.

                  4. It is imperative that all Access Persons avoid any situation that might compromise, or call into question, the exercise of fully independent judgment in the interests of Clients. All Employees must adhere to these general principles in the conduct of the firm's business, even in situations that are not specifically addressed in this Code's provisions, procedures and restrictions. Any violation of this Code may constitute grounds for dismissal.

         C.       Definitions

                  1. "Access Persons" shall include every manager, member, director, officer and employee of the Adviser, except those whose functions are clerical or ministerial.

                  2. "Beneficial Ownership" and "Beneficial Owner(s)" shall have the definition set forth in Section 16 of the Securities and Exchange Act of 1934 and the rules and regulations thereunder, which, generally speaking, encompass those situations where the Beneficial Owner has the right to enjoy some economic benefits which are substantially equivalent to ownership, regardless of who is the registered owner. This would include:

                           (a) securities which a person holds for his or her own benefit either in bearer form, registered in his or her own name or otherwise, regardless of whether the securities are owned individually or jointly;

                           (b) securities held by a trustee, executor, administrator custodian or broker;

                           (c) securities owned by a general partnership of which the person is a member, or a limited partnership of which such person is a general partner; and

                           (d) securities recently purchased by a person and awaiting transfer into his or her name.

                  3. "Client(s)" shall mean both individual and institutional clients (including corporations, investment companies, trusts, endowments, foundations and other legal entities), whether resident or non-U.S. resident, for whom the Adviser provides investment advice and services. These Clients are generally private investment companies for which the Adviser provides investment advice.

                  4. "Employees" shall mean every manager, member, director, officer and employee of the Adviser.

                  5. "Family" shall include one's spouse, minor children, parents, siblings and adults living in the same household.

                  6. "Limited Offering" means an offering that is exempt from registration under the Securities Act pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505 or Rule 506 under the Securities Act.

                  7. "Purchase or sale of a security" shall include the writing of an option to purchase or sell a security.

                  8.       "Security(ies)" shall have the meaning set forth in
                           Section 202(a)(18) of the Advisers Act, irrespective of whether the issuer is a U.S. or non-U.S. entity and whether the security is being held by a U.S. or non-U.S. custodian or, directly or indirectly, in personal custody; except that it shall not include shares of registered open-end investment companies (mutual funds), securities issued by the U.S. Government or by U.S. federal agencies which are direct obligations of the U.S., bankers' acceptances, bank certificates of deposits and commercial paper. The following are expressly deemed to be a security subject to this Code:

                           (a) A security issued by any foreign government or agency thereof.

                           (b)      A future or an option on a future.

                  9. A security is "being considered for purchase or sale" or is "being purchased or sold" when a recommendation to purchase or sell the security by a portfolio manager of the Adviser is under serious consideration or has already been made and the transaction is being executed.

II.      PRINCIPLES FOR DOING BUSINESS

         A. Confidentiality of Client Information. Confidentiality of Client information is a fundamental principle of the investment management business. Employees must maintain the confidential relationship between the Adviser and each of its Clients. The confidentiality of Client information such as the extent of the account relationship, must be held inviolate by those to whom it is entrusted and must never be discussed outside the normal and necessary course of the Adviser's business. To the extent possible, all information concerning Clients and their accounts shall be shared among Employees on a strictly need-to-know basis.

         B. Conflicts of Interest. It shall be the first obligation of every Access Person to fulfill his or her fiduciary duty to clients. No Access Person shall undertake any outside employment, or engage in any personal business interest, that would interfere with the performance of this fiduciary duty. No Access Person may act on behalf of the Adviser in any transaction involving persons or organizations with whom he or she, or his or her family, have any significant connection or financial interest. In any closely held enterprise, even a modest financial interest held by an Access Person, or any member of his or her family, should be viewed as significant.

         C. Service as a Director. No Access Person shall become a director or any official of a business organized for profit without first obtaining written approval from the Adviser's Compliance Officer based upon the determination that such service would not be inconsistent with the interests of the Adviser and its Clients.

         D. Personal Fiduciary Appointments. No Access Person shall accept a personal fiduciary appointment without first obtaining the written approval of the Adviser's Compliance Officer, unless such appointment results from a close family relationship.

         E. Service on Civic and Charitable Organizations. The Adviser encourages its Employees to participate in local civic and charitable activities. In some cases, however, it may be improper for an Access Person to serve as a member, director, officer or employee of a municipal corporation, agency, school board, or library board. Such service is appropriate when adequate assurances, in writing, are first given to the Adviser that business relationships between the Adviser and such entities would not be prohibited or limited because of statutory or administrative requirements regarding conflicts of interest.

         F. Fees to Consultants and Agents. Any and all fees and payments, direct or indirect, to consultants, agents, solicitors and other third-party providers of professional services must be approved by the Compliance Officer prior to conclusion of any formal arrangements for services.

         G. Personal Benefits. No Access Person, or member of his or her Family, may accept a personal gift, benefit, service, form of entertainment or anything of more than de minimis value ("gift") from Clients, suppliers, service providers, brokers and all other parties with whom the Adviser has contractual or other business arrangements if such gift is made because of the recipient's affiliation with the Adviser or with an Access Person. Any Access Person who receives a gift of more than de minimis value, or a gift with an unclear status under this Section G, shall promptly notify the Chief Compliance Officer and may accept the gift only upon written approval of the Chief Compliance Officer. It shall be the responsibility of the Chief Compliance Officer to determine whether the gift shall be retained by the Access Person or member of his or her Family, returned to the donor, or donated without tax deduction to such charitable organization as determined by the Chief Compliance Officer.

         H. Personal Fees and Commissions. No Access Person shall accept personal fees, commissions or any other form of remuneration in connection with any transactions on behalf of the Adviser or any of its Clients, except those approved by the Compliance Officer, and which are received in the ordinary course of business.

         I. Dealings with Suppliers. Access Persons shall award orders or contracts to outside suppliers on behalf of the Adviser solely on the basis of merit and competitive pricing, without regard to favoritism or nepotism.

         J. Borrowing. No Access Person, or member of his or her Family, may borrow money from any Client or any of the Adviser's suppliers, service providers, brokers and all other parties, with whom the Adviser has contractual or other business arrangements under any circumstances. Notwithstanding the foregoing, Employees may maintain margin accounts for their personal trading activities.

         K. Political Contributions. The Adviser shall make no contributions to political parties or candidates for office.

         L. Duty to Report Violations or Potential Conflicts of Interest. The Adviser's Chief Compliance Officer must be informed at all times of matters that may constitute violations of this Article II, or that may be considered of fraudulent or illegal nature, or potentially injurious to the good reputation of the Adviser. The Adviser's employees shall have a duty to report such events immediately to the Chief Compliance Officer.

         M. Full Disclosure. In responding to requests for information concerning the Adviser's business practices from the Adviser's internal or independent accountants and auditors, counsel, regulatory agencies or other third parties, the Adviser's employees shall be truthful in their communications and shall make full disclosure at all times.

III.     PERSONAL SECURITIES TRANSACTIONS

         A. Summary. In general, the Adviser believes it is reasonable and desirable for its Access Persons to invest in Securities that it recommends for investment to its Clients. However, personal trading by its Access Persons is subject to the overriding principle of fair dealing, namely that transactions on behalf of Clients take precedence over transactions that will benefit the firm, its officers, partners or employees. To this end, the Adviser has established a set of personal trading policies and procedures for its Access Persons that are summarized below:

                  1. Prior written clearance of personal trades in Securities held by Clients;

                  2.       Limitations on investing in Limited Offerings;

                  3. Prohibition on investing (without prior approval) in Securities during the period of time when an investment decision to by or sell such Securities on behalf of a Client or Clients is pending or in process.

         B.       Prohibited and Restricted Transactions

                  1. No Access Person shall, without prior approval from a designated manager and notice to the Compliance Officer, purchase or sell, directly or indirectly, any Security in which he/she has, or by reason of such transaction acquires, Beneficial Ownership and which, to his/her actual knowledge within 7 days before and after such purchase or sale, is being considered for purchase or sale on behalf of a Client, or is being purchased or sold by a Client, except that the prohibitions of this section shall not apply to:

                           (a) purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control;

                           (b) purchases or sales which are non-volitional on the part of any Access Person;

                           (c) purchases which are part of an automatic dividend reinvestment or other plan established by any Access Person prior to the time the security involved came within the purview of this Code; and

                           (d) purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

         2. As most of the Securities purchased or sold on behalf of Clients are issued in Limited Offerings, no Access Person shall acquire Securities in a Limited Offering without the prior written approval of the designated managers, and notice to the Compliance Officer. In considering a request to invest in a Limited Offering, the respective assigned managers will take into account, among other factors, whether the investment opportunity should be reserved for a Client, and whether the opportunity is being offered to such Access Person by virtue of his or her position with the Adviser.

C.       Compliance Procedures

         1. All Access Persons shall obtain written authorization of the personal securities transactions described above prior to executing an order. A written request must be submitted to Barry Brick, or in his absence, to D. Trowbridge Elliman, III, and such authorized signer must give his written authorization prior to the Access Person placing a purchase or sell order. Should such officer deny the request, he will give a reason for the denial. An approved request will remain valid for two
                  (2) business days from the date of the approval. A personal securities trading authorization form is attached to this Code.

         2. Access Persons shall submit written reports on a quarterly basis (or at such lesser intervals as may be required from time to time) showing all transactions in Securities described in paragraph III.B.1 above in which they, their families and trusts of which they are trustees or in which they have a beneficial interest, have, or by reason of such transaction acquire, Beneficial Ownership. For purposes of this reporting requirement, as most of the Securities purchased or sold on behalf of Clients are issued in Limited Offerings, it is anticipated that Access Persons will only need to report activity and/or holdings or Limited Offerings.

         3. Every report to be made under subparagraph 2 above shall be made not later than ten (10) days after the end of the calendar quarter in which the transaction to which the report relates was effected. The report shall contain the following information concerning any transaction required to be reported therein:

                  (a)      the date of the transaction;

                  (b)      the title and number of shares;

                  (c)      the principal amount involved;

                  (d) the nature of the transaction (i.e., purchase, sale or other type of acquisition or disposition);

                  (e)      the price at which the transaction was effected; and

                  (f) the name of the broker, dealer or bank with or through whom the transaction was effected, if relevant.

         4. The Compliance Officer shall receive all reports required hereunder.

         5. The Compliance Officer shall promptly report in writing to the President of the Adviser any apparent violation of the prohibitions contained in this Section D.

         6. The Compliance Officer shall consider reports made to the President hereunder and shall determine whether or not this
                  Section 4 has been violated and what sanctions, if any, should be imposed.

         7. This Code, a copy of each report made by Access Persons, each memorandum made by the President hereunder, and a record of any violation hereof and any action taken as a result of such violation, shall be maintained by the Compliance Officer.

         8. Upon the commencement of employment, all Access Persons should disclose all personal securities holdings to the Compliance Officer.

         9. At least annually, all Access Persons shall be required to certify that they (a) have read and understand the Code; (b) have complied with the requirements of the Code; (c) have disclosed and reported all personal securities transactions required to be disclosed; and (d) have disclosed all personal securities holdings. The Compliance Officer shall maintain copies of such certifications.

IV.      INSIDER TRADING

         A. Introduction. The Insider Trading and Securities Fraud Enforcement Act of 1988 ("ITSFEA") requires that all investment advisers and broker-dealers establish, maintain and enforce written policies and procedures designed to detect and prevent the misuse of material nonpublic information by such investment adviser and/or broker-dealer, or any person associated with the investment adviser and/or broker-dealer.

Section 204A of the Advisers Act states that an investment adviser must adopt and disseminate written policies with respect to ITSFEA, and an investment adviser must also vigilantly review, update and enforce them. Accordingly, the Adviser has adopted the following policy, procedures and supervisory procedures as an integral part of its Code applicable to all Access Persons.

         B. Policy. The purpose of this Section B is to familiarize Access Persons with issues concerning insider trading and assist them in putting into context the policy and procedures on insider trading.

                  No Access Person may trade in a security, either personally or on behalf of Clients, while in possession of material, nonpublic information regarding that security; nor may any Access Person communicate material, nonpublic information to others in violation of the law. This conduct is commonly referred to as "insider trading". This policy extends to activities within and without the individual functions of access persons and covers not only their personal transactions, but indirect trading by Family, friends and others, or the nonpublic distribution of inside information from them to others. Any questions regarding the policy and procedures should be referred to the Chief Compliance Officer.

                  The term "insider trading" is not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade securities (whether or not one is an "insider") or the communication of material nonpublic information to others. who may then seek to benefit from such information.

                  While the law concerning insider trading is not static and may undergo revisions from time to time, it is generally understood that the law prohibits:

                  1. trading by an insider, while in possession of material nonpublic information, or

                  2. trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated, or

                  3. communicating material nonpublic information to others.

         C.       Elements of Insider Trading

                  1.       Who is an Insider?

                           The concept of "insider" is broad. It includes officers, directors and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants, bank lending officers, and the employees of such service providers. In addition, an investment adviser may become a temporary insider of a company it advises or for which it performs other services. According to the United States Supreme Court, the company must expect the outsider to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

                  2.       What is Material Information?

                           Trading on inside information can be the basis for liability when the information is material. In general, information is "material" when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information is reasonably certain to have a substantial effect on the price of a company's securities. Information that Access Persons should consider material includes, but is not limited to dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments.

                  3.       What is Nonpublic Information?

                           Information is nonpublic until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Bloomberg electronic news reports, or in The Wall Street Journal or other publications of general circulation would be considered public. (Depending on the nature of the information, and the type and timing of the filing or other public release, it may be appropriate to allow for adequate time for the information to be "effectively" disseminated.)

         D. Penalties for Insider Trading. Penalties for trading on or communicating material nonpublic information are severe, both for individuals and their employers. An individual can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation:

                  1.       civil injunctions;

                  2.       treble damages;

                  3.       disgorgement of profits;

                  4.       jail sentences;

                  5. fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and

                  6. fines for the employer or other controlling person of up to the greater of $1 million or three times the amount of the profit gained or loss avoided.

         E. Procedures. The following procedures have been established to aid Access Persons in avoiding insider trading, and to aid in preventing, detecting and imposing sanctions against insider trading. Access Persons must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and/or criminal penalties. If you have any questions about these procedures, you should consult the Chief Compliance Officer.

                  1. Identifying Inside Information. Before trading for yourself or others, including Clients, in the securities of a company about which you may have potential inside information, ask yourself the following questions:

                           (a) Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

                           (b) Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace, e.g., by being published electronically by Bloomberg, or in The Wall Street Journal or other publications of general circulation?

                           If, after consideration of the above, you believe that the information is material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should report the matter immediately to the Chief Compliance Officer. Until s/he has had an opportunity to review the matter, you should not (i) purchase or sell the security on behalf of yourself or others, including Clients, and
                           (ii) communicate the information to anyone, other than to the Chief Compliance Officer. After the Chief Compliance Officer has reviewed the issue, you will be instructed to either continue the prohibitions against trading and communication, or you will be allowed to communicate the information and then trade.

                  2. Personal Securities Trading. Each Access Person shall submit to the Chief Compliance Officer, on a quarterly basis (or at such lesser intervals as may be required from time to time) a trading report, a form of which is attached to this Code.

                  3. Restricting Access to Material Nonpublic Information. Any information in your possession that you identify as material and nonpublic may not be communicated to anyone, other than the Chief Compliance Officer as provided in subparagraph (a) above. In addition, care should be taken so that such information is secure. For example, files containing material nonpublic information should be locked; access to computer files containing material nonpublic, information should be restricted.

                  4. Resolving Issues Concerning Insider Trading. If, after consideration of the items set forth in of this
                           Article IV, doubt remains as to whether information is material or nonpublic, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it must be discussed with the Chief Compliance Officer before trading or communicating the information to anyone.

         F. Supervision. The supervisory role of the Chief Compliance Officer and the President of the Adviser is critical to the implementation and maintenance of this Statement of Insider Trading, and encompasses the following.

                  1. Prevention of Insider Trading. To prevent insider trading, the Chief Compliance Officer and the President shall:

                           (a) answer promptly any questions regarding the Statement on Insider Trading;

                           (b) resolve issues of whether information received by Access Persons is material and nonpublic;

                           (c) update the Statement of Insider Trading and distribute amendments thereto, as necessary, to all Access Persons;

                           (d) obtain an annual written acknowledgment from all Access Persons that they have reviewed the Code of Ethics, including the Statement on Insider Trading contained in Article IV thereof;

                           (e) when it has been determined that any Access Person has material

                           (f)      nonpublic information:

                                    (i)      implement measures to prevent
                                             dissemination of such information,
                                             and

                                    (ii)     if necessary, restrict Access
                                             Persons form trading the
                                             securities.

                  2. Detection of Insider Trading. To detect insider trading, the Chief Compliance Officer shall:

                           (a) review the trading activity reports filed quarterly by each Access Person, as well as the duplicate confirmations and periodic account statements forwarded by their brokers, to ensure that no trading took place in securities in which the Adviser was in possession of material nonpublic information;

                           (b)      review the trading activity of the
                                    portfolios managed by the Adviser quarterly;
                                    and

                           (c) coordinate, if necessary, the review of such reports with other appropriate officers, director or employees of the Adviser.

                  3. Special Reports of Management. Promptly upon learning of a potential violation of the Statement on Insider Trading, the Chief Compliance Officer shall prepare a written report detailing the incident.

                  4. Annual Reports. On an annual basis, the Chief Compliance Officer will prepare a written report to the Adviser's managers, setting forth the following:

                           (a) a summary of the existing procedures to detect and prevent insider trading;

                           (b) full details of any investigation, either internal or by a regulatory agency, of any suspected insider trading and the results of such investigation; and

                           (c) an evaluation of the current procedures and any recommendations for